EXHIBIT 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

333-292289

Pine Tree Acquisition Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Other	Units, each consisting of one Ordinary Share, $0.0001 par value, and one right to receive one-tenth of one Ordinary Share(2)	457(a)	11,500,000	$10.00	$115,000,000	0.0001381	$15,881.50
Fees to Be Paid	Equity	Ordinary Shares, $0.0001 par value included as part of the Units(3)	457(g)	11,500,000	—	—	—	—	(4)
Fees to Be Paid	Equity	Rights included as part of the Units(3)	457(g)	11,500,000	—	—	—	—	(4)
Fees to be Paid	Equity	Ordinary Shares underlying the Rights included as part of the Units (2)	457(g)	1,150,000	$10.00	$11,500,000	0.0001381	1,588.15
Fees to be Paid	Equity	Ordinary Shares	457(a)	460,000	10.00	4,600,000	0.0001381	635.26
Fees to be paid	Equity	Ordinary Shares underlying the Rights included as part of the Units (5)	457(g)	2,683,333	$10.00	$26,833,330	0.0001381	3,705.68
Fees to be paid	Equity	Ordinary Shares underlying the Rights included as part of the Units (6)	457(g)	4,791,667	$10.00	47,916,670	0.0001381	6,617.29
	Total Offering Amounts					$205,850,000		$28,427.88
	Total Fees Previously Paid							21,810.59
	Net Fee Due							$6,617.29

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)

Represents 11,500,000 units, including 10,000,000 units to be issued in the offering and up to 1,500,000 units which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any, originally each consisting of one Ordinary Share and one right entitling the holder to receive one-tenth of one Ordinary Share.

(3)

Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(4)	No fee pursuant to Rule 457(g).

(5)	Represents Ordinary Shares previously registered due to a prior change in unit structure to include a right entitling the holder to receive one-third of one Ordinary Share.

(6)	Represents additional Ordinary Shares being registered due to a change in unit structure to include a right entitling the holder to receive three-fourths of one Ordinary Share.